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                                                               Exhibit (h)(xiii)


                         DISTRIBUTION SUPPORT AGREEMENT

         This Distribution Support Agreement (the "Agreement") is entered into as of August [ ], 2006 between BISYS Distribution Services, Inc. ("BISYS"), Performance Funds Trust (the "Company"), and Trustmark Investment Advisors, Inc. (the "Advisor").

         WHEREAS, the Company is an open-end management investment company registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, an affiliate of BISYS (the "Distributor") acts as distributor for the series of the Company (the "Funds") under a Distribution Agreement (the "Distribution Agreement");

         WHEREAS, the Advisor acts as investment advisor to the Funds;

         WHEREAS, the Company and the Advisor desire to receive certain distribution support services with respect to the Funds in addition to the services provided by the Distributor under the Distribution Agreement; and

         WHEREAS, BISYS has agreed to provide such additional distribution services pursuant to a program currently known as BISYS AdvisorAdvantage (the "Program");

         NOW THEREFORE, BISYS, the Company and the Advisor, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

         1.       Services.
                  --------

         (a) BISYS may from time to time identify one or more of the Funds that are suitable for inclusion in the Program (the "Selected Funds"), based on criteria chosen by BISYS, such as performance and favorability of style or asset class in the then-current market as determined by Financial Research Corporation ("FRC"), an affiliate of BISYS. BISYS will notify the Company and the Adviser upon designating a Fund as a Selected Fund.

         (b) BISYS will use commercially reasonable efforts to generate sales of Selected Funds by fee-based investment advisors ("Fee Based Advisors") through custody and/or trading platforms offered by select NASD registered broker-dealers and others (the "Platforms") and provide the following services with respect to the Selected Funds:

                  (i) One or more representatives dedicated to promote and distribute only the Selected Funds and funds of other clients of the Program that meet BISYS' selection criteria for participation in the Program;

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                  (ii) Agreed-upon marketing support, including a dedicated
                  Program website serving only the Selected Funds and funds of other clients of the Program that meet BISYS' selection criteria for participation in the Program, and promoting the Program's value to the Fee-Based Advisor market;

                  (iii) Sales development support, including conference participation and speaking engagements, for Selected Funds within the Fee-Based Advisor channel;

                  (iv) A dealer service liaison to communicate with the Platforms' back- offices; and

                  (v) Monthly sales reports to the Distributor, on behalf of the Company, and the Advisor specific to the sales activity of Selected Funds within the Program.

         2.    Fees and Expenses.
               ------------------

         In consideration of the services set forth in this Agreement, BISYS will receive a fee equal to 0.30% of the aggregate net asset value of all gross sales of Selected Funds on the Platforms. The Advisor will be solely responsible for payment of such fee to BISYS. In addition to such fee, the Advisor will be solely responsible for reimbursing BISYS for reasonable expenses incurred by BISYS in performing the services set forth in this Agreement.

         3.    Term.
               ----

         This Agreement will become effective as of the date first written above and will continue until terminated by any party as set forth in this Section 3. Any party may elect to remove one or more Selected Funds from this Agreement, or terminate this Agreement in its entirety, upon at least 10 days prior written notice, without penalty and without forfeiture of any fees owed with respect to sales generated before the termination date. In such event BISYS will continue to receive the applicable fees with respect to all sales of the removed or terminated Selected Funds that are made within 180 days after the removal or termination date.

         4.       Covenants and Agreements of the Company and the Advisor.
                  -------------------------------------------------------

         (a)  Each of the Company and the Advisor acknowledges and agrees that:

                  (i) BISYS cannot guarantee or anticipate that the Selected Funds will be the sole offering in their category offered through the Program, whether that category is defined by style box, asset classes, investment strategies or any benchmarking or industry classifications (e.g., Lipper or Morningstar ratings);

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                  (ii) BISYS cannot guarantee that its efforts will result in any sales of the Selected Funds. Factors affecting such sales may include, among others, performance of an asset class or category, availability of competing products to targeted advisors, and relative performance of each Selected Fund;

                  (iii) BISYS has entered or will enter into a dealer agreement or similar agreement with the Distributor pursuant to which BISYS will be authorized to promote and distribute the Selected Funds;

                  (iv) BISYS will not be responsible for ensuring or monitoring the Selected Fund's compliance with any laws or regulations, including without limitation Rule 22c-2 under the 1940 Act;

                  (v) BISYS may use one or more third parties, including its affiliates, to perform some or all of its obligations under this Agreement. BISYS shall be fully responsible for the acts of such third parties and shall not be relieved of any of its responsibilities under this Agreement by virtue of the use of such third parties;

                  (vi) This Agreement is not exclusive, and BISYS intends to promote and distribute funds of other clients of the Program that meet criteria selected by BISYS;

                  (vii) BISYS will retain ownership of data collected as to the promotion of Selected Funds, including, without limitation, identities, historical sales activity, contact management notes and correspondence; and

                  (viii) The Company or the Advisor will be responsible for establishing and maintaining the Selected Funds for trading on the Platforms, including entering into any agreements required by the Platforms. The Company or the Adviser will notify BISYS in writing promptly after a Selected Fund is established on a Platform.

         (b) In order for BISYS to perform its obligations under this Agreement, the Company will provide BISYS with the following with respect to the Selected Funds:

                  (i) Access to portfolio management staff for updates and availability for interaction with clients and prospects (subject to any applicable legal restrictions on disclosures, including, but not limited to, any restrictions on disclosures of portfolio holdings pursuant to policies adopted by the Selected Funds);

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                  (ii) An updated quarterly fact sheet, including CUSIP number, statement of investment philosophy and objective, SEC-conforming performance returns and index comparisons, portfolio highlights, top holdings, and appropriate MPT data (alpha, beta, R-squared);

                  (iii) Agreed-upon quantity of fact sheets, product brochures, quantitative updates and other sales and marketing documents;

                  (iv) Ability to link to the Company's website (from a BISYS website) to facilitate access to all relevant product information and updates for the Selected Funds; and

                  (v) All necessary agreements and approvals required by the Platforms or necessary for BISYS to monitor relevant trade activity.

         5.    Indemnification and Limitation of Liability.
               -------------------------------------------

         (a) Each party will indemnify, defend, and hold harmless the other parties and their affiliates, subsidiaries, parents, trustees, officers, directors, agents and nominees from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses (collectively, "Losses") resulting directly and proximately from the indemnifying party's: (i) willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its obligations under this Agreement, (ii) violation of law or regulation applicable to it in connection with its obligations under this Agreement, or (iii) breach of this Agreement; provided, however, that no party will be entitled to indemnification pursuant to this Agreement to the extent that such party's willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its obligations under this Agreement, violation of law or regulation applicable to it in connection with its obligations under this Agreement, or breach of this Agreement contributed to the Losses for which such party seeks to be indemnified.

         (b) In order that the indemnification provisions contained in this Agreement shall apply, if in any case a party may be asked to indemnify or hold the other party harmless, the other party shall fully and promptly advise the indemnifying party in writing of all pertinent facts concerning the situation in question. The party seeking indemnification will use all reasonable care to identify and notify the indemnifying party in writing promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

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         (c) The indemnifying party shall be entitled at its own expense to participate in, or, if it so elects, to assume the defense of, any claim or suit subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party and reasonably satisfactory to the indemnifying party.

         (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS AND LOST OR DAMAGED DATA.

         (e) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL BISYS' AGGREGATE LIABILITY UNDER THIS AGREEMENT FOR ALL DAMAGES PERMITTED UNDER THIS AGREEMENT EXCEED THE AMOUNT OF THE FEES THAT BISYS RECEIVES UNDER THIS AGREEMENT DURING THE 12 MONTHS IMMEDIATELY PRECEDING THE DATE BISYS RECEIVES WRITTEN NOTICE OF THE FIRST CLAIM FOR DAMAGES. THIS LIMITATION ON PERMITTED DAMAGES WILL NOT APPLY TO DAMAGES TO WHICH BISYS WOULD OTHERWISE BE SUBJECT BY REASON OF WILLFUL MISFEASANCE, BAD FAITH OR GROSS NEGLIGENCE IN THE PERFORMANCE OF ITS DUTIES UNDER THIS AGREEMENT, OR BY REASON OF BISYS' RECKLESS DISREGARD OF ITS OBLIGATIONS AND DUTIES UNDER THIS AGREEMENT.

         6.    Notices.
               --------

         Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section 6:

         If to the Company:
         Performance Funds Trust
         3435 Stelzer Road
         Columbus, Ohio 43219
         Attn: President




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         If to the Advisor:
         Trustmark Investment Advisors, Inc.
         248 East Capitol Street,
         Jackson, Mississippi 39201
         Attn: President

         If to BISYS:

         BISYS Distribution Services,  Inc.
         100 Summer Street -- 15th floor
         Boston, MA 02110
         Attn:  Broker-Dealer Compliance Dept.

         with a copy to:

         The BISYS Group, Inc.
         105 Eisenhower Parkway
         Roseland, NJ  07068
         Attn: General Counsel

         7.    Assignment.
               -----------

         This Agreement may not be assigned by any party and will terminate automatically in the event of any assignment.

         8.    Governing Law.
               --------------

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York's conflicts of laws principles, and the applicable provisions of the 1940 Act. To the extent that the laws of the State of New York conflict with the applicable provisions of the 1940 Act, the applicable provisions of 1940 Act shall control.

         9.    Miscellaneous.
               -------------

         (a) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (b) This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

         (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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         (d) No amendment to this Agreement shall be valid unless made in writing and executed by all parties.

         (e) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

         (f) Sections 2, 4 and 5 of this Agreement will survive any termination of this Agreement.

         IN WITNESS WHEREOF, a duly authorized officer of each party has signed this Agreement as of the date set forth above.



BISYS Distribution Services,  Inc.


By:
    ----------------------------------------
Name:
Title:


Performance Funds Trust


By:
    -------------------------------------------------
Name:
Title:


Trustmark Investment Advisors, Inc.



By:
    -------------------------------------------------
Name:
Title:

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